Exhibit 99.1

                  GenCorp Announces 3rd Quarter 2003 Results


    SACRAMENTO, Calif., Oct. 6 /PRNewswire-FirstCall/ -- GenCorp Inc.

(NYSE: GY) today reported a third quarter 2003 loss of $2 million, or ($0.05)

per share, compared to earnings of  $8 million, or $0.19 per share, for the third quarter 2002. Earnings for the first nine months of 2003 were

$11 million, or $0.24 per share compared with $17 million, or $0.40 per share last year. Compared with the prior year, pre-tax income from employee retirement benefit plans was $9 million lower for the third quarter and

$28 million lower for the first nine months.

    (Logo:  http://www.newscom.com/cgi-bin/prnh/20010108/SFM125LOGO )

    Sales for the third quarter 2003 were $283 million, a 6% improvement over the third quarter 2002. Sales for the first nine months of 2003 were

$869 million, a 6% improvement over last year. Sales increases for both periods include the effect of Aerojet's acquisition in October 2002 of the

Redmond, Washington operations (the former General Dynamics Space Propulsion and

Fire Suppression business) as well as a $15 million real estate sale in the third quarter.

    "The third quarter was a difficult quarter for our GDX Automotive business.  GDX experienced greater than anticipated declines in volume and also incurred higher than expected launch costs on new platforms.  We are disappointed in the performance of GDX and are taking immediate steps to improve its results going forward.  We anticipate that GDX will return to profitability in the fourth quarter," said Terry Hall, president and chief executive officer.

    "Our other segments, Aerospace and Defense and Fine Chemicals, are continuing their strong performance.  Both segments are experiencing growing demand for their products.  We expect to close the acquisition of the propulsion business of Atlantic Research Corporation within a few weeks.  With this acquisition, our Aerospace and Defense segment will strengthen its position in the solid propulsion market."



    Operations Review



    GDX Automotive

    GDX Automotive sales for the third quarter 2003 were $174 million, down 8%

from a year ago. Sales for the first nine months were $579 million, down 2%

from last year. Sales decreases reflect lower volumes and increased price allowances to major customers, offset in part by favorable currency exchange rates.

    GDX Automotive reported an operating loss of $14 million for the third quarter compared to operating income of $5 million in the third quarter 2002.

The unfavorable third quarter operating results reflect lower sales volumes,

increased price allowances, increased costs associated with the launch of new vehicle platforms, unscheduled shutdowns due to OEM labor issues in Europe,

costs incurred with respect to personnel actions taken at GDX headquarters and lower income from employee retirement benefit plans of $2 million for the third quarter.  In addition, during the third quarter GDX recorded a

$3 million charge related to the correction of accounting for certain customer pricing allowances and vendor rebates.  The transactions were not material to the periods in which they were initially recorded.

    Operating profit for the first nine months of 2003 was $7 million compared to $25 million in the first nine months of 2002. Lower sales volumes,

increased price allowances and the effect of other impacts discussed above contributed to the decline in operating income, as did lower income from employee retirement benefit plans of $6 million.  Operating profit for the first nine months of 2003 included $2 million from favorable foreign currency exchange rates.



    Aerospace and Defense

    Aerospace and Defense sales for the third quarter 2003 were $99 million,

up 57% from the third quarter 2002. Sales for the first nine months of 2003 were $246 million, up 22% over last year.  Sales from the Redmond, Washington operations contributed $16 million in the third quarter and $42 million in the first nine months.  Programs contributing to sales gains included liquid and solid systems for Missile Defense applications, Boeing HyFly and Atlas V,

while lower volumes were experienced on various other programs, including NASA programs.  In addition, the sale of an existing office complex in the third quarter contributed $15 million.

    Operating profit for the third quarter 2003 was $21 million compared to

$14 million in the third quarter 2002. Operating profit for the first nine months of 2003 was $41 million compared to $44 million last year.  Operating profit for the quarter and year to date reflect a $10 million gain on the sale of real estate in the third quarter.  Operating profit also reflects the impact of contributions from the Redmond, Washington operations and increased volumes on programs for liquid and solid systems for Missile Defense applications, offset in part by decreased profit contributions from other programs and lower income from employee retirement plans of $5 million for the third quarter and $15 million for the first nine months of the year.

    Contract backlog was $696 million at the end of the third quarter 2003 compared to $773 million as of November 30, 2002.  Funded backlog, which includes only those contracts for which money has been directly authorized by the U.S. Congress, or for which a firm purchase order has been received from a commercial customer, was $343 million at the end of the third quarter 2003 compared to $416 million as of November 30, 2002. The decrease in backlog is primarily attributed to the Titan program which was restructured in the first quarter 2003, reducing funded backlog by $58 million. Aerojet expects this funding to be incrementally restored in future years.

    Aerojet is awaiting regulatory approval of its proposed acquisition of the propulsion business of Atlantic Research Corporation (ARC Propulsion), a

subsidiary of Sequa Corporation, and expects to complete the $133 million acquisition in October 2003.


    Fine Chemicals

    Fine Chemicals sales in the third quarter totaled $12 million compared to $13 million in the prior year. For the first nine months, sales were

$46 million compared to $28 million a year ago. As a contract manufacturer and ingredient supplier to pharmaceutical and biotechnology companies, Fine

Chemicals' sales trends reflect, to a large extent, demand for its customers'

end products.

    Operating profit for the third quarter was $2 million, compared to

$3 million in the prior year. The decline in operating profit reflects slightly lower volumes and changes in product mix. For the first nine months of 2003, operating profit was $8 million, compared to a loss of $1 million a year ago. The operating profit improvements reflect higher sales volumes and operating improvements.


    Corporate and Other Expenses

    Interest expense increased to $6 million in the third quarter 2003 from

$4 million in the prior year. For the first nine months, interest expense increased to $17 million from $11 million last year.  The increase is due primarily to additional debt incurred for the acquisition of the Redmond,

Washington operations in October 2002.

    Corporate and other expenses increased to $9 million in the third quarter

2003 from $6 million in the prior year.  Corporate and other expenses increased to $25 million in the first nine months of 2003, up $4 million from a year ago.  Increases are due primarily to lower income from employee retirement benefit plans and increases in professional service fees and compensation costs.  Costs last year included $6 million in costs for the accounting review of prior periods' results.

    The third quarter income tax benefit includes $1 million in settlements and reductions of prior estimates based on final tax filings in the quarter.



    Other

    During the third quarter, the Company issued $150 million in senior subordinated notes to fund the pending acquisition of ARC Propulsion, of which

$50 million was used to repay amounts outstanding under the Company's revolving credit facility, and $95 million is restricted to the acquisition of

ARC Propulsion or the repayment of term loans in the event the acquisition of

ARC does not close by December 31, 2003.  The ARC Propulsion acquisition for

$133 million will be funded with the restricted cash balance of $95 million and borrowings under the Company's revolving credit facility.

    As of August 31, 2003, the Company had cash of $61 million, restricted cash of $95 million and $97 million in availability under its credit facilities.


    Forward-Looking Statements

    This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All

statements in this release and in subsequent discussions with the Company's management, other than historical information, may be deemed to be forward-looking statements. These statements present (without limitation)

management's expectations, beliefs, plans and objectives, future financial performance and assumptions underlying, or judgments concerning, the matters discussed in such statements.  A variety of factors could cause actual results or outcomes to differ materially from those expected by the Company and expressed in the Company's forward-looking statements.  Some important risk factors that could cause actual results or outcomes to differ from those expressed in the forward-looking statements include, but are not limited to,

the following:


    --  Legal and regulatory developments that may have an adverse impact on the Company or its segments. For example: 1) the judgment order in the amount of approximately $29 million entered November 21, 2002 against

        GenCorp in GenCorp Inc. v Olin Corporation (U.S. District Court for

        the Northern District of Ohio, Eastern Division), if it is upheld on appeal and the reductions to which the Company believes it is entitled are not realized; 2) restrictions on real estate development that could delay the Company's proposed real estate development activities;

        3) a change in toxic tort or asbestos litigation trends that is adverse to the Company; and 4) changes in international tax laws or currency controls.

    --  Changes in Company-wide or business segment strategies, which may result in changes in the types or mix of business in which the Company is involved or chooses to invest.

    --  Changes in U.S., global or regional economic conditions, which may affect, among other things, 1) consumer spending on new vehicles which could reduce demand for products from the GDX Automotive segment; 2)

        customer funding for the purchase of Aerospace and Defense products which may impact the segment's business base and, as a result, impact its ability to recover environmental costs; 3) health care spending and demand for the pharmaceutical ingredients produced by Fine

        Chemicals; 4) the Company's ability to successfully complete its real estate activities; and 5) the funded status and costs related to employee retirement benefit plans.

    --  Changes in U.S. and global financial markets, including market disruptions, and significant currency or interest rate fluctuations,

        which may impede the Company's access to, or increase the cost of,

        external financing for its operations and investments and/or materially affect results of operations and cash flows.

    --  Risks associated with the Company's Aerospace and Defense segment's being a defense contractor including: 1) the right of the U.S.

        government to terminate any contract for convenience; 2) modification or termination of U.S. government contracts due to lack of congressional funding; and 3) the lack of assurance that bids for new programs will be successful, contract options will be exercised or follow-on contracts will be awarded in light of the competitive bidding atmosphere under which most contracts are awarded.

    --  Increased competitive pressures both domestically and internationally which may, among other things, affect the performance of the Company's businesses. For example, the automotive industry is increasingly outsourcing the production of key vehicle sub-assemblies. Accordingly,

        industry suppliers, such as the Company's GDX Automotive segment, will need to demonstrate the ability to be a reliable supplier of integrated components to maintain and expand their market share.

    --  Labor disputes, which may lead to increased costs or disruption of operations in the Company's GDX Automotive, Aerospace and Defense and

        Fine Chemicals segments.

    --  Changes in product mix, which may affect automotive vehicle preferences and demand for the Company's GDX Automotive segment's products.

    --  Technological developments or patent infringement claims which may impact the use of critical technologies in the Company's GDX

        Automotive, Aerospace and Defense and Fine Chemicals segments leading to reduced sales and/or increased costs.

    --  An unexpected adverse result or required cash outlay in the toxic tort cases, environmental proceedings or other litigation, or change in proceedings or investigations pending against the Company.


    These and other factors are described in more detail in the Company's

Annual Report on Form 10-K for the year ended November 30, 2002 and its subsequent filings with the Securities and Exchange Commission. Additional risks may be described from time-to-time in future filings with the U.S.

Securities and Exchange Commission. All such risk factors are difficult to predict, contain material uncertainties that may affect actual results, and may be beyond the Company's control.

    GenCorp is a multi-national, technology-based manufacturer with operations in the automotive, aerospace, defense and pharmaceutical fine chemicals industries. Additional information about GenCorp can be obtained by visiting the Company's web site at http://www.GenCorp.com.


                         Business Segment Information

                                 GenCorp Inc.


                               Three Months Ended         Nine Months Ended

                           August 31,   August 31,    August 31,   August 31,

                              2003          2002         2003           2002

   (Dollars in millions,         (Unaudited)                  (Unaudited)

    except per share data)


    Net Sales

    GDX Automotive            $174          $190         $579          $589

    Aerospace and Defense       99            63          246           201

    Fine Chemicals              12            13           46            28

    Intersegment sales

     elimination                (2)           --           (2)           --

                              $283          $266         $869          $818

    Income (Loss) from

     Operations

    GDX Automotive            $(14)           $5           $7           $25

    Aerospace and Defense       21            14           41            44

    Fine Chemicals               2             3            8            (1)

    Unusual items               --            --           --            (6)

    Segment Operating Profit     9            22           56            62

    Interest expense            (6)           (4)         (17)          (11)

    Corporate and other

     expenses                   (9)           (6)         (25)          (21)

    Unusual items               --            --           --            (3)

    Income (Loss) Before

     Income Taxes               (6)           12           14            27

    Income tax (provision)

     benefit                     4            (4)          (3)          (10)

    Net Income (Loss)          $(2)           $8          $11           $17


    Basic and diluted

     earnings (loss)

     per common share:     $(0.05)         $0.19        $0.24         $0.40


    Shares used for

     calculation of earnings

     per common share (in thousands):


    Basic                   43,478        42,919       43,234        42,788

    Diluted                 43,478        51,382       43,277        43,198


    Capital expenditures       $15           $17          $36           $31

    Depreciation and

     amortization              $21           $18          $58           $48


                     Condensed Consolidated Balance Sheet

                                 GenCorp Inc.

                                                     August 31,  November 30,

    (Dollars in millions)                                2003          2002

                                                     (Unaudited)

    Assets

    Cash and equivalents                                 $61            $48

    Accounts receivable                                  113            139

    Inventories, net                                     183            167

    Recoverable from the U.S.

     government and other third

     parties environmental

     remediation costs                                    24             24

    Prepaid expenses and other                            10              5

    Total Current Assets                                 391            383

    Restricted cash                                       95             --

    Recoverable from U.S.

     government and other third

     parties for environmental remediation               192            208

    Deferred income taxes                                 --              9

    Prepaid pension asset                                349            337

    Goodwill, net                                        132            126

    Property, plant and equipment, net                   473            481

    Other noncurrent assets, net                          98             92

                                                      $1,730         $1,636

    Liabilities and Shareholders' Equity

    Short-term borrowings and current

     portion of long-term debt                           $44            $22

    Accounts payable                                      77             89

    Reserves for

     environmental remediation                            39             39

    Income taxes payable                                  15             22

    Current deferred income taxes                         --              1

    Other current liabilities                            194            200

    Total Current Liabilities                            369            373

    Long-term debt, net of current portion               161            215

    Subordinated notes                                   300            150

    Reserves for environmental remediation               278            301

    Postretirement benefits other than pensions          165            176

    Other noncurrent liabilities                          63             61

    Total shareholders' equity                           394            360

                                                      $1,730         $1,636


SOURCE  GenCorp, Inc.

    -0-                             10/06/2003

    /CONTACT:  Yasmin Seyal, Senior Vice president & Chief Financial Officer,

+1-916-351-8585, or Linda Beech Cutler, Vice President, Corporate

Communications, +1-916-351-8650, both of GenCorp Inc./

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    /Web site:  http://www.gencorp.com /

    (GY)


CO:  GenCorp, Inc.; Aerojet; GDX Automotive

ST:  California

IN:  CPR CHM ARO

SU:  ERN